NEWS RELEASE	Contact:
American Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. reports Earnings for Q1 2026

DALLAS (May 7, 2026) -- American Realty Investors, Inc. (NYSE:ARL) is reporting its results of operations for the three months ended March 31, 2026. For the three months ended March 31, 2026, we reported net loss attributable to common shares of $0.6 million or $0.03 per share, compared to a net income attributable to common shares of $3.0 million or $0.18 per share for the same period in 2025.

Financial Highlights

•Total occupancy was 81% at March 31, 2026, which includes 93% at our multifamily properties and 58% at our commercial properties.
•Occupancy for our Alera, Bandera Ridge and Merano (collectively, our “Development Properties”) at March 31, 2026 was 47%, 44% and 42%, respectively.
•During the three months ended March 31, 2026, we sold 21 lots from our holdings in Windmill Farms for $1.0 million, resulting in a gain on sale of $0.8 million.

Financial Results

Revenues increased $0.3 million from $12.0 million for the three months ended March 31, 2025 to $12.3 million for the three months ended March 31, 2026. The increase in revenue is primarily due to an increase of $0.7 million from our commercial properties offset in part by a decrease of $0.3 million from our multifamily properties. The increase in revenue from our commercial properties is primarily due to an increase in occupancy at Stanford Center.

Net operating loss increased $1.4 million from $0.8 million for the three months ended March 31, 2025 to $2.2 million for the three months ended March 31, 2026. Our increase in net operating loss was primarily due to a $1.4 million increase in operating expenses from the lease-up properties for the three months ended March 31, 2026.

Net income attributable to common shares decreased $3.5 million from net income of $3.0 million for the three months ended March 31, 2025 to a net loss of $0.6 million for the three months ended March 31, 2026. The decrease in net income is primarily attributed to a decreases of $3.5 million from gain on sale or write down of assets, $1.3 million in interest income, net and $1.4 million in net operating loss offset in part by a $1.6 million decrease in tax provision. The decrease in gain on sale of real estate transactions is attributed to the condemnation of a parcel of land at Windmill Farms in 2025.

About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. The Company’s primary asset and source of its operating results is its investment in Transcontinental Realty Investors, Inc. (NYSE:TCI). For more information, visit the Company’s website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenues:
Rental revenues	$11,656	$11,427
Other income	685	581
Total revenue	12,341	12,008
Expenses:
Property operating expenses	7,333	5,977
Depreciation and amortization	3,630	2,883
General and administrative	1,486	1,492
Advisory fee to related party	2,083	2,469
Total operating expenses	14,532	12,821
Net operating loss	(2,191)	(813)
Interest income	3,824	4,010
Interest expense	(2,968)	(1,820)
Equity in loss from unconsolidated joint ventures	—	(159)
Gain on real estate transactions	385	3,891
Income tax provision	434	(1,146)
Net (loss) income	(516)	3,963
Net income attributable to noncontrolling interest	(35)	(998)
Net (loss) income attributable to common shares	$(551)	$2,965
Earnings per share
Basic and diluted	$(0.03)	$0.18
Weighted average common shares used in computing earnings per share
Basic and diluted	16,152,043	16,152,043